EXHIBIT 10.28
Separation Agreement and Mutual General Release and Waiver
THIS SEPARATION AGREEMENT AND MUTUAL GENERAL RELEASE AND WAIVER (this “Release”) is entered into as of the date this Release is executed by Gerald J. Stubenhofer (the “Executive”), as set forth on the signature page attached to this Release, in favor of GNC Holdings, Inc., a Delaware corporation (“Holdings”) and General Nutrition Centers, Inc., a Delaware corporation (the “Company,” and together with Holdings, referred to herein as “GNC”), and, effective as of the Release Effective Date (as defined below), by GNC in favor of the Executive and the Releasors (as defined below). Unless otherwise expressly stated in this Release, all capitalized terms used in this Release but not otherwise defined shall have the meaning set forth in that certain Employment Agreement, dated as of February 29, 2012, by and between the Company and the Executive (the “Employment Agreement”), and for the avoidance of doubt, this Release constitutes the “Release” defined in Section 4.3(d) of the Employment Agreement.
1.    Confirmation of Termination. The Executive’s employment with the Company is terminated as of November 10, 2014 (the “Separation Date”). The Executive acknowledges that the Separation Date is the termination date of his employment for purposes of participation in and coverage under all compensation and benefit plans and programs sponsored by or through the Company or any of its Affiliates, as applicable. The Executive acknowledges and agrees that GNC shall not have any obligation to rehire the Executive, nor shall GNC have any obligation to consider him for employment, after the Separation Date. The Executive agrees that he will not seek employment with GNC at any time in the future.
2.    Resignation. Effective as of the Separation Date, the Executive hereby resigns as an officer of the Company and all of its Affiliates, as applicable, and from any such positions held with any other entities at the direction of, or as a result of the Executive’s affiliation with, the Company or any of its Affiliates. In addition, the Executive hereby agrees and acknowledges that the Separation Date shall be the date of his termination from all other offices, positions, trusteeships, committee memberships and fiduciary capacities held with, or on behalf of, Holdings or any of its Affiliates. As of the Separation Date, the Executive shall remove from his accounts on any social media platform (including, but not limited to, Twitter, Facebook, and LinkedIn) any indication that he is currently affiliated with GNC and any marks, logos or images associated with GNC or any GNC brand.
3.    Separation Benefits. Assuming that the Executive executes this Release and does not revoke it within the time specified in Section 11 below, then, subject to Section 10 below and the conditions of Section 4.3(c)(vii) of the Employment Agreement, the Executive will be entitled to certain specified payments and benefits (subject to taxes and all applicable withholding requirements), the amounts of which, and the timing of payment of which, are (notwithstanding any provisions of the Employment Agreement to the contrary) in all events as set forth in the attached Exhibit A to this Release, in full satisfaction of all obligations of Holdings, the Company, and any of their Affiliates to the Executive pursuant to the Employment Agreement or otherwise (the “Separation Benefits”).
4.    General Release and Waiver.
(a)    In consideration of the Separation Benefits, and for other good and valuable consideration, receipt of which is hereby acknowledged, the Executive for himself and for his heirs, executors, administrators, trustees, legal representatives and assigns (collectively, the “Releasors”), hereby releases, remises, and acquits GNC, and each of the Company Parties (as defined in the Employment Agreement, the singular of which, as used in the Employment Agreement and herein, shall be referred to as a “Company Party”) and all of their respective past, present, and future subsidiaries, divisions, affiliates and related business entities, any of their successors and assigns, assets, employee benefit plans or funds, and any of its or their respective past, present, and/or future directors, officers, employees, fiduciaries, agents, trustees, administrators, managers, supervisors, shareholders, investors, legal counsel and any other representatives acting on behalf of the Company or any Company Party (each a “Releasee”) from any and all claims, known or unknown, matured or unmatured, which the Releasors have or may have against any Releasee arising on or prior to the date of this Release and any and all liability which any such Releasee may have to the Executive, whether denominated claims, demands, causes of action, obligations, damages or liabilities arising from any and all bases, however denominated (collectively “Claims”), including but not limited to the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act of 1990, as amended, the Family and Medical Leave Act of 1993, as amended, the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, Section 1981 of the Civil Rights Act of 1866, as amended, the Equal Pay Act, as amended, the Immigration Reform and Control Act of 1986, as amended, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Sarbanes-Oxley Act of 2002, as amended, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Pennsylvania Business Corporation Law and/or Delaware General Corporation Law, each as applicable and as amended, the Pennsylvania Human Relations Act, as amended, the Pennsylvania Equal Pay Law, as amended, or any other Federal, state, or local securities, employment or other law, any common law, public policy, contract (whether oral or written, express or implied), except as expressly excluded below, or tort law, and any other local, state or Federal law, regulation or ordinance having any bearing whatsoever on the terms and conditions of the Executive’s employment and/or the cessation thereof.
(b)    Notwithstanding the foregoing, this Release shall not apply to: (i) the Company’s obligations to provide the Executive with the severance payments and benefits to which the Executive is entitled under this Release, as set forth in Exhibit A to this Release, in accordance with its terms and conditions; (ii) the Company’s and/or its insurers’ obligation(s) to provide the Executive indemnification, defense, advancement or reimbursement of expenses to which the Executive is or would be entitled under applicable public law, the Company’s indemnification pursuant to any provisions of the Company’s, Holdings’, or any of their respective Affiliates’ certificate of incorporation, bylaws, or other governing documents, any contract, or any directors and officers liability insurance policies maintained by or for the benefit of any of the foregoing; (iii) any vested, nonforfeitable benefits to which the Executive may be entitled pursuant to any “employee pension benefit plan” (as such term is defined under ERISA) or the Plan (and the individual grant agreements applicable to the Executive thereunder) maintained by the Company from time to time during the period of the Executive’s employment with the Company in which the Executive has participated and under which the Executive has accrued and become vested in any benefits; or (iv) claims for compensation for injuries that are subject to and compensable solely under the Workers Compensation Law (all items referenced in clauses (i) through (iv) herein, collectively, “Excluded Claims”). This Release covers any and all claims arising from or relating to the Executive’s employment relationship with the Company and all other of the Executive’s service relationships with Holdings and each of its Affiliates, including as a result of the termination of such relationships. The Executive further agrees, promises and covenants that, to the maximum extent permitted by law neither the Executive, nor any person, organization, or other entity acting on the Executive’s behalf has filed or will file, charged or will charge, claimed or will claim, sued or will sue, or caused or will cause or permitted or will permit to be filed, charged or claimed, any action for damages or other relief (including injunctive, declaratory, monetary or other relief) against the Releasees with respect to any Claims other than Excluded Claims. This Release covers any relief, no matter how denominated, including, but not limited to, injunctive relief, wages, back pay, front pay, compensatory damages, or punitive damages.
5.    Continuing Executive Covenants; Non-Disparagement.
(a)    GNC hereby agrees that, for purposes of Section 5.3(b)(i) and (ii) of the Employment Agreement, and in lieu of anything contrary contained therein, the term “Restricted Period” shall mean the consecutive 180-day period following the Separation Date. Except as expressly modified by this Section 5(a), the Executive acknowledges and agrees that he is and shall remain subject to the obligations and restrictions of Section 5 and 7 of the Employment Agreement, which shall remain in full force and effect for the periods set forth therein.
(b)    The Executive agrees that he will, in the event that GNC becomes involved in any legal action relating to events which occurred during his employment with GNC, cooperate to the fullest extent possible in the preparation, prosecution, or defense of GNC’s case, including, but not limited to, the execution of affidavits or documents, testifying, or providing information requested by GNC, with any such cooperation request to be provided a reasonable period in advance to the Executive, such cooperation not to unreasonably interfere with the Executive’s duties with any subsequent employer. The Company shall reimburse the Executive for any reasonable travel expenses the Executive incurs in satisfying his obligations hereunder.
6.    No Admission. This Release does not constitute an admission of liability or wrongdoing of any kind by Holdings, the Company or any of their Affiliates.
7.    GNC Release.     In consideration of the Executive’s execution and non-revocation of this Release, and for other good and valuable consideration, receipt of which is hereby acknowledged, and subject to the execution, without revocation by the Executive, of this Release in accordance with the terms of this Release, effective as of the Release Effective Date, GNC agrees to and does hereby irrevocably and unconditionally release, acquit and forever discharge the Releasors with respect to and from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses of any kind whatsoever, known or unknown, matured or unmatured, whether in law or equity and whether arising under federal, state or local law, for, upon, or by reason of, any matter, course or thing whatsoever from the beginning of the world until the date of execution of this Release relating to the Executive’s employment with GNC and any of its Affiliates, as applicable; provided, however, that nothing herein shall release the Executive from: (a) the Executive’s obligations or restrictions applicable to the Executive after the Separation Date arising under or referred to in the Employment Agreement and/or the Plan (and the individual grant agreements applicable to the Executive thereunder), or impair the right or ability of GNC to enforce such obligations and/or restrictions in accordance with the terms thereof; (b) claims against the Executive in response to claims by third parties that are not Company Parties involving the Executive’s fraud or willful malfeasance, and (c) claims in response to claims by third parties that are not Company Parties for which the Executive would not be indemnified under applicable law, any provisions of the Company’s, Holdings’, or any of its Affiliates’ certificate of incorporation, bylaws, or other governing documents, any contract, or any directors and officers liability insurance policies maintained by or for the benefit of any of the foregoing.
8.    Heirs and Assigns. The terms of this Release shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns.

9.    Miscellaneous. This Release will be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania without regard to the principles of conflicts of law. If any provision of this Release is held by a court of competent jurisdiction to be illegal, void or unenforceable, such provision shall have no effect; however, the remaining provisions will be enforced to the maximum extent possible. The parties acknowledge and agree that this Release constitutes the complete understanding between the parties with regard to the matters set forth herein and, except as otherwise set forth herein, supersede any and all agreements, understandings, and discussions, whether written or oral, between the parties. No other promises or agreements are binding unless in writing and signed by each of the parties after the Release Effective Date (as defined below).
10.    Knowing and Voluntary Waiver. The Executive acknowledges that he: (a) has been afforded at least twenty-one (21) days to review this Release and the opportunity to consult with legal counsel, and is signing this Release knowingly, voluntarily and with his own free will, and with full understanding of its terms and effects; (b) has had answered to his satisfaction any questions he has asked with regard to the meaning and significance of all the terms and conditions of the provisions of this Release and has not relied on any statements or explanations made by any Releasee or their legal counsel; (c) voluntarily accepts the severance and other payments and benefits to which he is entitled under this Release, for the purpose of making full and final settlement of all Claims referred to in Section 4 of this Release and agreeing to abide by the terms and conditions contained in this Release (including, without limitation, the covenants referenced in Section 5 of this Release); (d) he also understands that he has seven (7) days after his execution of this Release to revoke this Release, and that this Release will not become effective, and he will not be entitled to the Separation Benefits, if he exercises his right to revoke his signature within seven (7) days of his execution of this Release; and (e) he understands that such revocation must be delivered in writing as provided in Section 11 below, in order for such revocation to be effective.
11.    Effective Time of Release. The Executive may accept this Release by signing it and returning it to GNC as follows: General Nutrition Centers, Inc., 300 Sixth Avenue, Pittsburgh, PA, 15222; Attention: Chief Human Resources Officer, within twenty-one (21) days of his receipt of the same, which receipt occurred on November 6, 2014. After executing this Release, the Executive will have seven (7) days (the “Revocation Period”) to revoke this Release by indicating his desire to do so in writing delivered to Daisy Vanderlinde, Chief Human Resources Officer at the address above (or by electronic mail delivery in “pdf” form to: Daisy-Vanderlinde@gnc-hq.com or by fax at (412) 338-8961 by no later than 5:00 p.m. EST on the seventh (7th) day after the date the Executive signs this Release. The effective date of this Release shall be the eighth (8th) day after the Executive signs this Release (the “Release Effective Date”). If the last day of the Revocation Period falls on a Saturday, Sunday or holiday, the last day of the Revocation Period will be deemed to be the next business day. If the Executive does not execute this Release or exercises his right to revoke hereunder, (a) he shall forfeit his right to receive any of the Separation Benefits, and to the extent such Separation Benefits have already been provided, the Executive agrees that he will immediately reimburse the Company for the amounts of such payments and benefits and (b) this Release, including GNC’s release of claims set forth in Section 7 of this Release, shall be immediately void and of no further force and effect.

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[REMAINDER OF PAGE INTENTIONALLY BANK.
SIGNATURES ARE ON THE FOLLOWING PAGE.]

Signature Page to Separation Agreement and Mutual General Release and Waiver

IN WITNESS WHEREOF, the Executive has duly executed this Release on the date indicated as follows:

DATED this 11th day of November, 2014, by:

EXECUTIVE: _/s/ Gerald J. Stubenhofer
     Gerald J. Stubenhofer

IN WITNESS WHEREOF, GNC has duly executed this Release, to be effective as of the Release Effective Date.

GENERAL NUTRITION CENTERS, INC.
By: /s/ Michael G. Archbold
Title: Chief Executive Officer

GNC HOLDINGS, INC.
By: /s/ Michael G. Archbold
Title: Chief Executive Officer

Exhibit A -
Separation Agreement and Mutual General Release and Waiver
Separation Benefits

Accrued Obligations: A lump sum payment equal to the sum of (x) any Base Salary amount accrued in respect of the period of the Executive’s service with the Company through the Separation Date, which remains unpaid on such date, plus (y) any amount due under the applicable vacation policy of the Company in respect of unused vacation days/paid time off accrued by the Executive, which remain unused on the Separation Date, plus (z) reimbursement for all reasonable and necessary expenses incurred pursuant to the policies referenced in Section 3.3 of the Employment Agreement through the Separation Date. These “Accrued Obligations” shall be paid in full on the Release Effective Date.
Severance Payment: The Company shall pay the Executive an amount equal to $385,020.00, with such amount to be paid in accordance with the Company’s normal payroll practices (the “installment payments”). In accordance with Section 4.3(c)(vii) of the Employment Agreement, all installment payments that would otherwise have been paid between the Separation Date and the 60th day following the Separation Date shall be paid in a lump sum on such 60th day following the Separation Date, and thereafter any remaining installment payments shall commence on the first regular payroll date following such 60th day through the last regular payroll date occurring on or prior to first anniversary of the Separation Date.

Reimbursement of COBRA Continuation Coverage (Health Insurance) Premiums: Through the first anniversary of the Separation Date, the Company shall provide the Executive with the payments set forth in Section 4.3(c)(v) of the Employment Agreement, subject to and in accordance with the provisions thereof.

Retention of Current Cellphone and Cellphone Number: The Company and the Executive shall cooperate to transfer all rights to and in the Company cellphone currently assigned to the Executive, including the cellphone number associated therewith, to be effective upon the Release Effective Date; provided that, as of the Separation Date, (1) the Company shall cease to have any obligations or liability with respect to such cellphone and cellphone number, and any cellphone or other services that are related to such cellphone number and (2) the Executive shall have provided the cellphone to the Company’s technology group to remove all Confidential Information contained in such cellphone.

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